Exhibit 5.1

May 12, 2025

Middlesex Water Company
485C Route 1 South, Suite 400
Iselin, New Jersey 08830

Re:	Prospectus Supplement of Middlesex Water Company

Ladies and Gentlemen:

We have acted as counsel to Middlesex Water Company, a New Jersey corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of up to $110,000,000 aggregate offering price of the Company’s common stock, no par value (the “Shares”), pursuant to the Registration Statement on Form S-3 (Registration No. 333-287177) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 12, 2025 and the Prospectus, dated May 12, 2025 (the “Prospectus”), as supplemented by the Prospectus Supplement, dated May 12, 2025 (the “Prospectus Supplement”), relating to the Shares, to be offered pursuant to the ATM Equity OfferingSM Sales Agreement, dated May 12, 2025 (the “Sales Agreement”), by and among the Company and the Agents named therein, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the Prospectus Supplement;

(iv)	the Sales Agreement;

(v)	the amended and restated certificate of incorporation of the Company (as amended, the “Certificate of Incorporation”), certified as of a recent date by the Treasurer of the State of New Jersey;

(vi)	the amended and restated bylaws of the Company (the “Bylaws”), certified as of the date hereof by the Secretary of the Company;

(vii)	certain resolutions adopted by the board of directors of the Company authorizing the transactions relating to the Sales Agreement;

(viii)	an executed copy of a certificate from the Company’s Chief Executive Officer and its Chief Financial Officer, dated as of the date hereof (the “Officers’ Certificate”);

(ix)	an executed copy of a certificate from the Company’s Chief Financial Officer, dated as of the date hereof (the “Officer’s Certificate”); and

(x)	an executed copy of a certificate from the Company’s Secretary, dated as of the date hereof (the “Secretary’s Certificate”, and with the Officers’ Certificate and the Officer’s Certificate, collectively the “Company Certificates”).

1919 Pennsylvania Avenue N.W., Suite 550 ♦ Washington, D.C. 20006 ♦ Phone: (202) 333-8800 ♦ Fax: (202) 337-6065
CALIFORNIA DELAWARE FLORIDA ILLINOIS MARYLAND MASSACHUSETTS MINNESOTA NEW JERSEY NEW YORK PENNSYLVANIA WASHINGTON, DC
A DELAWARE LIMITED LIABILITY PARTNERSHIP

Middlesex Water Company

May 12, 2025

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Company Certificates.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials, including those in the Company Certificates.

We do not express any opinion with respect to the laws of any jurisdiction other than the applicable provisions of the New Jersey Business Corporation Law, New York law and the federal laws of the United States of America.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and sale by the Company pursuant to the Sales Agreement and, when issued and delivered by the Company pursuant to the Sales Agreement against payment of the consideration set forth in the Sales Agreement, will be validly issued and fully paid and non-assessable.

The opinion set forth above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, and the Prospectus Supplement, and in any amendment or supplement thereto. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Sincerely,

SAUL EWING LLP

/s/ Saul Ewing LLP